PRICING SUPPLEMENT NO.  2    DATED June 30, 1998          Rule 424(b)(2)
(To Prospectus Dated December 9, 1994)
                                                      File No. 33-55861



                                  SCANA CORPORATION
                             Medium-Term Notes, Series B
                 Due from Nine Months to 30 Years From Date of Issue


Principal Amount:  $75,000,000        Original Issue Date: July 8, 1998

Issue Price:                 100.00%  Maturity Date: July 8, 2003

Net Proceeds to Company:    99.500%    X  Book Entry Note

                                          Certificated Note


    X   Agent. Agent's Commission:          .500%

        Principal. Underwriting Discount:       %


Redemption by Company (check one):

        X   No.   The Notes are not subject to redemption.

            Yes.  The Notes are subject to redemption as follows:

                  Redemption Date(s):

                  Redemption Price(s):

                  Initial Redemption Date:


Optional Repayment at Option of Holder (if applicable, check one):

        X   No.   The Notes are not subject to repayment.

            Yes.  The Holder may elect repayment as follows:

                  Optional Repayment Date(s):

                  Optional Repayment Price(s):

                  Provisions:


Interest (check one):

        X  Fixed Rate Note.  If this box is checked, the interest rate on the
           Notes shall be      6.25% per annum.

           Floating Rate Note.  If this box is checked the Initial Interest
           Rate on the Notes shall be          %.


Initial Interest Payment Period: July 8, 1998 to October 1, 1998

Interest Payment Dates: April 1 and October 1

Record Dates:  March 16 and September 15


PAINEWEBBER INCORPORATED        CREDIT SUISSE FIRST BOSTON CORPORATION